Exhibit 10.37

EMPLOYMENT AGREEMENT

Biovest International, Inc.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 16 day of June 2003, by and between Biovest International, Inc. (the “Company”) and Stephane Allard (“Employee”).

R E C I T A L S:

WHEREAS, the Company is a biotechnology company that develops, manufactures and markets cell culture systems and is the holder of a Cooperative Research and Development Agreement with the National Cancer Institute for the commercialization of a personalized biologic cancer vaccine for treatment of non-Hodgkins lymphoma (the “Business”);

WHEREAS, the Company wishes to enter into this Employment Agreement with Employee, to set forth and govern the terms, conditions and duties of employment of Employee with the Company; and

WHEREAS, the Company and the Employee are desirous of setting forth in this definitive Employment Agreement their respective rights and obligations with respect to Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for additional good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Company and the Employee agree as follows:

1. Employment and Term. On the terms and subject to the conditions of this Agreement, the Company agrees to employ the Employee and the Employee accepts such employment. This Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue in effect for a period of three years from the date hereof and being renewed one time for the same duration. This Agreement shall be renewable upon mutual written consent otherwise this Agreement shall terminate at the end of said six-year period (the “Termination Date”) unless earlier terminated pursuant to Paragraph 4 below.

2. Duties. Beginning on the Commencement Date, Employee will be employed by the Company to perform the duties, as specified from time to time by the Board of Directors and set forth on Exhibit “A” which is attached hereto, incorporated herein and made a part hereof (“Duties”).

3. Compensation. During the Term of this Agreement, as compensation for Employee performing the Duties, the Company shall pay Employee the compensation, as set forth on Exhibit “B” which is attached hereto, incorporated herein and made a part hereof (“Compensation”).

4. Termination of Employment. Either Employee or Employer may terminate this Agreement upon 30 days’ written notice. In the event of termination by Employer, Termination Payments shall be made as herein provided. The Termination Payment to be paid by Employer shall be in an amount of 15 months of the Employee’s current Base Salary as provided in Exhibit B hereto. In case the employment contract will not be renewed for an additional three (3) years, the Employee will receive the same termination package of 15 months. The termination payment shall be paid in cash in monthly increments. Termination package includes current base salary with medical, dental, and long term disability benefits for the same period of time. Notwithstanding the aforementioned, in the event that the second tranche of the Accentia investment into Biovest due in approx. 90 days is not completed, employee may be terminated by Biovest without any severance consideration.

5. Non-Competition. Simultaneously with his execution of this Agreement, Employee shall execute a Covenant Not to Compete Agreement with the Company, as set forth on Exhibit “C” which is attached hereto, incorporated herein and made a part hereof.

6. Confidentiality/Waiver of Interest. Simultaneously with the execution of this Agreement, Employee shall execute a Confidentiality/Waiver of Interest Agreement with the Company, as set forth on Exhibit “D” which is attached hereto, incorporated herein and made a part hereof and which shall be effective from the date of execution.

7. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or mailed by certified mail, return receipt required, to the recipient at the address indicated below:

To the Company:	To the Employee:

Biovest International, Inc.	Dr. Stephane Allard
341 North Woodland Street Englewood, NJ 07631

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

8. Severability. In the event that any provision of this Agreement shall be held to be unreasonable, invalid, or unenforceable for any reason whatsoever, the parties agree that: (i) such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions, and provisions hereof shall remain in full force and effect; and (ii) any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable, and such provision, as so modified, shall be valid and binding as though the invalid, unreasonable, or unenforceable portion thereof had not been included therein.

9. Complete Agreement. This Agreement contains the entire agreement of the parties and supersedes and preempts any prior understandings, agreements or representations between Employee and the Company regarding the employment of Employee.

10. Counterparts. This Agreement may be simultaneously executed in two counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument.

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11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey.

12. Attorney’s Fees. In the event that either party to this Agreement shall be forced to retain the services of any attorney to enforce any of the provisions hereof, then the prevailing party in any ensuing litigation shall be entitled to recover from the non-prevailing party the prevailing party’s reasonable attorney’s fees, court costs or other expenses of litigation, whether incurred at trial or upon appeal.

13. Amendments/Waivers. This Agreement may only be modified, amended, or waived by a writing duly authorized and executed by all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

	THE COMPANY: Biovest International. Inc.	EMPLOYEE:

By:		/s/ Dr. Stephane Allard

Its	Chairman	Dr. Stephane Allard

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Exhibit “A”

Employment Agreement

between

Biovest International, Inc.

and

Dr. Stephane Allard

In accordance with Paragraph 2, Employee shall perform the following duties:

The duties of President and Chief Executive Officer (CEO) or such other or additional duties as may be assigned from time to time by the Board of Directors.

Exhibit “B”

Employment Agreement

between Biovest International, Inc.

and

Dr. Stephane Allard

In accordance with Paragraph 3, Employee shall be paid the following Compensation which shall be paid as set forth below:

1. $280,000 annual base salary, payable monthly (the “Base Salary”) revised yearly at the anniversary date of the contract; a signing bonus of $30,000 at Closing the first tranche of the Biovest investment of $2.5M by Accentia and $30,000 at the closing of the second tranche in approx. 90 days; a car allowance of $800/month The Employee is entitled to four (4) weeks vacation per year.

2. Annual Bonuses up to 50% of the Base Salary to be determined in the discretion of the Board of Directors based on revenue and profitability targets identified for the full year by the Board of Directors (the Bonus”); the Bonus will be of 30% if 80% of the Biovest goal is met and

3. Options to purchase that number of shares equal to 2,000,000 (two million) of the common stock following the Closing of the Investment Agreement between Employer and Accentia, Inc. (the “Signing Option”). Of this, 1,000,000 options shall vest immediately following the closing of the Investment Agreement between Employer and Accentia, Inc. Additionally provided this Agreement has not been terminated, on each of the first anniversary and on the second anniversary of the Closing Employer shall grant to Employee 500,000 options (the “Annual Options”). Each of the Annual Options shall vest in four quarterly installments following the date of grant. The Signing Options and each of the Annual Options shall have an exercise period of seven years following the date of grant of the said option. The exercise price for each option shall be $0.50/share. In the event that Accentia fails to make the second tranche payment of $2.5M due within approximately 90 days, the aforementioned options shall be cancelled and employee shall be granted an option by Accentia to purchase 200,000 common shares of Biovest for $0.50/share expiring in seven years.

Covenant Not to Compete

Biovest International, Inc.

This Covenant Not to Compete is made and entered into by and between Biovest International, Inc., (hereinafter referred to as the “Company”), and Dr. Stephane Allard (hereinafter referred to as the “Second Party”).

R E C I T A L S:

WHEREAS, the Company is a biotechnology company that develops, manufactures and markets cell culture systems and is the holder of a Cooperative Research and Development Agreement with the National Cancer Institute for the commercialization of a personalized biologic cancer vaccine for treatment of non-Hodgkins lymphoma (the “Business”);

WHEREAS, Second Party has executed an Employment Agreement with the Company;

WHEREAS, Second Party acknowledges that the Company’s Business activities extend throughout the United States and around the world;

WHEREAS, Second Party acknowledges that through such employment he has and/or may acquire a special knowledge of the Company’s Business; and the clients, accounts, business lists, prospects, records, corporate policies, operational methods and techniques and other useful information and trade secrets of the Company (hereinafter all collectively referred to and defined as “Confidential Information”);

WHEREAS, Second Party acknowledges that the Company’s legitimate business interests include the Confidential Information and the Company’s customer goodwill (hereinafter referred to and defined as the “Company’s Legitimate Business Interests”) and that the Company’s Legitimate Business Interests would be harmed if Second Party engaged in competitive activities with the Company anywhere in the world; and

WHEREAS, the Company and Second Party, pursuant to the provisions of this Agreement, wish to enter into an agreement as embodied herein whereby Second Party will refrain from owning, managing, or in any manner or capacity working in a Business that is similar to or competitive with the Business and from soliciting customers of the Company and employees of the Company for competitive purposes as defined herein during Second Parry’s employment with the Company and during the period of fifteen months after Second Party’s cessation of employment with the Company in the geographical location of anywhere in the world.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for additional good and valuable consideration the receipt and sufficiency of which is acknowledged by the parties, including, but not limited to, the Second Party’s employment with the Company and the continuation of the Second Party’s employment with the Company, the parties mutually agree as follows:

1. Confirmation of Recitals - The foregoing recitals are true and correct and are hereby ratified and confirmed by the parties and made an integral part of this Agreement; as such, the recitals shall be used in any construction of this Agreement, especially as it relates to the intent of the parties.

2. Definition of Competition - For purposes of this Agreement “Competitive Activity” shall mean the development, manufacture or marketing of cell culture systems or any development, manufacture, marketing or other commercialization of a personalized biologic cancer vaccine for treatment of non-Hodgkins lymphoma.

3. Non-Compete - The Second Party will not do, or intend to do, any of the following, either directly or indirectly, during Second Party’s employment with the Company and during the period of fifteen months after Second Party’s cessation of employment with the Company, anywhere in the world:

a. Own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any company or any other business, entity, agency or organization which conducts an activity that is similar or competitive with the Business; or

b. Solicit prior or current customers of the Company for any purpose in competition (as defined herein) with the Company; or

c. Solicit any then current employees employed by the Company without the Company’s consent.

The Second Party and Company agree that the phrase “Second Party’s cessation of employment with the Company” as used in this Agreement, refers to any separation of Second Party from his employment at the Company either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or the Second Party (hereinafter referred to and defined as “Second Party’s Cessation of Employment”).

4. Injunction and Damages - Second Party agrees that this Agreement is important, material, confidential, and gravely affects the effective and successful conduct of the Business of the Company, and it effects its reputation and good will and is necessary to protect the Company’s legitimate Business interests. Second Party recognizes and agrees that the Company will suffer irreparable injury in the event of Second Party’s breach of any covenant or agreement contained herein and cannot be compensated by monetary damages alone, and Second Party therefore agrees that the Company, in addition to and without limiting any other remedies or rights that it may have, either under this Agreement or otherwise, shall have the right to obtain injunctive relief, both temporary and permanent, against the Second Party from any court of competent jurisdiction. Second Party further agrees that in the event of Second Party’s breach of any covenant or agreement contained herein, the Company, in addition to its right to obtain injunctive relief, shall further be entitled to seek damages, including, but not limited to, compensatory, incidental, consequential, exemplary, and lost profits damages. Second Party agrees to pay the Company’s reasonable attorney’s fees and costs for enforcement of this Agreement, if the Second Party breaches this Agreement.

5. Miscellaneous - Wherever used in this Agreement the phrase “directly or indirectly” includes, but is not limited to Second Party acting through Second Party’s wife, children, parents, brothers, sisters, or any other relatives, friends, trustees, agents, associates or entities with which

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Second Party is affiliated with in any capacity. The Company may waive a provision of this Agreement only in a writing signed by a representative of the Board of Directors of the Company and specifically stating what is waived. The rights of the Company under this Agreement may be assigned; however, the covenants, warranties, and obligations of the Second Party cannot be assigned without the prior written approval of the Company. The title of this Agreement and the paragraph headings of this Agreement are not substantive parts of this Agreement and shall not limit or restrict this Agreement in any way. This Agreement survives after the Second Party’s Cessation of Employment No change, addition, deletion, or amendment of this Agreement shall be valid or binding upon Second Party or the Company unless in writing and signed by Second Party and the Company. In the event a court of competent jurisdiction determines any covenant set forth herein to be too broad to be enforceable or determines this Agreement to be unreasonable, then said court may reduce the geographical area and/or the length of time provisions herein, in order to make this Agreement enforceable and reasonable. In construing this Agreement neither of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company and Second Party.

6. Supersedes Prior Agreement - This Covenant Not to Compete shall commence upon the date hereof. This Agreement shall, upon its commencement supersede any prior Covenants Not to Compete between Second Party and the Company.

7. Second Party Acknowledgment - The Second Party acknowledges that he has voluntarily and knowingly entered into this Agreement and that this Agreement encompasses the full and complete agreement between the parties with respect to the matters set forth herein.

Executed on this 21 day of June 2003.

BIOVEST INTERNATIONAL, INC.		SECOND PARTY

By:		/s/ Dr. Stephane Allard

Its	Chairman	Dr. Stephane Allard

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